Term Sheet No. 037 Dated April 23, 2010
to Registration Statement Nos. 333-162193 and 333-162193-01
(To Product Supplement No. 3-III Dated April 2, 2010,
Prospectus Supplement Dated April 2, 2010
and Prospectus Dated April 2, 2010)
Rule 433

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes due April 30, 2014 Linked to an Equally Weighted Basket
Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

Issuer:	The Royal Bank of Scotland N.V.	Launch Date:	April 23, 2010
Lead Agent:	RBS Securities Inc.	Proposed Pricing Date:	April 23, 2010
Issue Price:	100%	Proposed Settlement Date:	April 30, 2010
CUSIP:	78009KFP2	Determination Date:	April 25, 20141
ISIN:	US78009KFP21	Maturity Date:	April 30, 20141
1 Subject to certain adjustments as described in the accompanying Product Supplement
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer and fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Description of Offering:
4 Year, Principal Protected Notes due April 30, 2014 linked to the performance of an equally weighted basket (the “Underlying Basket”) of three Reference Currencies relative to the U.S. Dollar (each, an “Underlying Currency Pair”).

Reference Currencies:	Initial Exchange Rate*	Reuters Page	Applicable Time
Brazilian real (BRL)	TBD	BRFR offer side	6:00 p.m., São Paulo time
Indian rupee (INR)	TBD	RBIB	12:30 p.m., Mumbai time
Korean won (KRW)	TBD	KFTC18	3:00 p.m., Seoul time
* Expressed as number of reference currency units per U.S. dollar
Base Currency:	U.S. dollar (USD)
Payment at Maturity:
The payment at maturity for each Note is based on the performance of the Underlying Basket linked to such Note.  The cash payment at maturity is calculated as follows:
(i)      if the Basket Return is positive, $1,000 plus the Supplemental Redemption Amount; and
(ii)     if the Basket Return is 0% or negative, $1,000.
Consequently, if the Basket Return is 0% or negative, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V., as issuer, and RBS Holdings N.V., as guarantor.

Supplemental Redemption Amount:	A cash amount for each $1,000 principal amount Note equal to: $1,000 × the Participation Rate × the Basket Return.
Participation Rate:	235%
Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	1.00
Final Basket Value2:	1 + (CR1 + CR2 + CR3) 3 where CR1, CR2 and CR3 equal the Currency Returns for the BRL/USD, IND/USD and KRW/YUSD Underlying Currency Pairs, respectively
Currency Return:	Initial Exchange Rate – Final Exchange Rate Initial Exchange Rate
2 The definitions of the Initial Basket Value, Final Basket Value, Basket Return and the Currency Return supersede the corresponding definitions (Initial Value, Final Value, Underlying Return and Component Return) set forth in the accompanying Product Supplement.

	Price to Public	Aggregate Agent’s Commission3	Aggregate Proceeds to Issuer
Per Note	$1,000	$20.00	$980.00
Total	$	$	$
3 For additional information see “Plan of Distribution (Conflicts of Interest)” in this Term Sheet.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency, nor are they obligations of, or guaranteed, by a bank.
Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page PS-7 of the accompanying Product Supplement No. 3-III and “Risk Factors” beginning on page 11 of this Term Sheet. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Notes, or determined if this Term Sheet or the accompanying Product Supplement, Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
The agents are not obligated to purchase the Notes but have agreed to use reasonable efforts to solicit offers to purchase the Notes.  To the extent the full aggregate principal amount of the Notes being offered by this Term Sheet is not purchased by investors in the offering, one or more of our affiliates may purchase a part of the unsold portion, which may constitute up to 15% of the total aggregate principal amount of the Notes, and to hold such Notes for investment purposes.  See “Holdings of the Notes by Our Affiliates and Future Sales” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in this Term Sheet.  This Term Sheet and the accompanying Product Supplement, Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Notes in market-making transactions.
PRICE: $1,000 PER NOTE

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Initial Exchange Rate:	For each Underlying Currency Pair, the Spot Rate of such Underlying Currency Pair on the Pricing Date.
Final Exchange Rate:	For each Reference Currency, the Spot Rate of such Underlying Currency Pair on the Determination Date
Spot Rate:
For each Underlying Currency Pair on any Trading Day, the spot exchange rate, expressed as the number of units of the applicable Reference Currency per one U.S. dollar as reported by Reuters on the applicable Reuters page specified on the front cover of this term sheet, or any substitute Reuters page, at approximately the applicable time specified on the front cover of this term sheet on such Trading Day.

Trading Day:
With respect to each Underlying Currency Pair, a day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in New York City and the principal financial center for the applicable Reference Currency (São Paulo, Brazil, with respect to the Brazilian real, Mumbai, India, with respect to the Indian rupee and Seoul, Korea, with respect to the Korean won).

Trustee:	Wilmington Trust Company	Securities Administrator:	Citibank, N.A.
Denomination:	$1,000	Settlement:	DTC, Book Entry, Transferable
Selling Restriction:	Sales in the European Union must comply with the Prospectus Directive

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V., or RBS N.V., has filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Term Sheet relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents, including the applicable Product Supplement, related to this offering that RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Notes.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus, Prospectus Supplement and Product Supplement No. 3-III if you request by calling toll free (866) 747-4332.

You should read this Term Sheet together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Notes are a part, and the more detailed information contained in Product Supplement No. 3-III dated April 2, 2010.  This Term Sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying Product Supplement No. 3-III, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. 3-III dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000971/crt_424b2.pdf

•	Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310001004/crt_dp17140-424b2.pdf

•	Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

Our Central Index Key, or CIK, on the SEC website is 897878. As used in this Term Sheet, the “Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.

These Notes may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

We reserve the right to withdraw, cancel or modify any offering of the Notes and to reject orders in whole or in part prior to their issuance.

We expect that delivery of the Securities will be made against payment therefore on or about the closing date specified on the cover page of this term sheet, which will be the fifth Business Day following the Pricing Date of the Securities (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Pricing Date or the next succeeding Business Day will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

SUMMARY

The following summary does not contain all the information that may be important to you. You should read this summary together with the more detailed information that is contained in the accompanying Product Supplement No. 3-III and in the accompanying Prospectus and Prospectus Supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Product Supplement No. 3-III, which are summarized on page 11 of this Term Sheet.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are the Notes?

The Notes are senior notes issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V.  The Notes have a maturity of 4 years.  The payment at maturity on the Notes is based on the change, if any, in the value of three emerging markets Reference Currencies relative to the U.S. dollar, as reflected in the basket return as measured on the determination date, as described below.  The Reference Currencies are the Brazilian real, the Indian rupee and the Korean won.  We refer to each Reference Currency relative to the U.S. dollar as an “Underlying Currency Pair.”  Unlike ordinary debt securities, the Notes do not pay interest.  The Notes are bullish on the Reference Currencies relative to the U.S. dollar (and therefore bearish on the U.S. dollar relative to the Reference Currencies).  If the basket return is 0% or negative (which means that the Reference Currencies, in the aggregate, have weakened against the U.S. dollar over the term of the Notes), you will be entitled to receive only the principal amount of $1,000 per Note at maturity.  In such a case, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.  If the basket return is positive (which means that the Reference Currencies, in the aggregate, have strengthened against the U.S. dollar over the term of the Notes), you will receive the principal amount of $1,000 per Note plus the supplemental redemption amount at maturity.  Any appreciation of the Reference Currencies, in the aggregate, relative to the U.S. dollar will increase the payment at maturity as described below.

Any payment on the Notes is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V., as issuer, and RBS Holdings N.V., as guarantor

What will I receive at maturity of the Notes?

At maturity you will receive, for each $1,000 principal amount Note, a cash payment calculated as follows:

•	if the basket return is positive, $1,000 plus the supplemental redemption amount; and

•	if the basket return is 0% or negative, $1,000.

Consequently, if the basket return is 0% or negative, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

 Any payment at maturity is subject to the creditworthiness (ability to pay) of The Royal Bank of Scotland N.V., as issuer, and RBS Holdings N.V., as guarantor.

What is the supplemental redemption amount and how is it calculated?

The supplemental redemption amount is a cash amount determined only when the basket return is positive.  The supplemental redemption amount for each $1,000 principal amount Note is calculated as follows:

$1,000 × the participation rate × the basket return.

The participation rate is 235%.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

What is the basket return and how is it calculated?

The basket return is the percentage change in the value of the Underlying Basket, calculated as follows:

Final Basket Value – Initial Basket Value
Initial Basket Value

where:

The Initial Basket Value is 1.00.

The Final Basket Value is one plus the sum of the weighted returns (i.e. the arithmetic average) of the Underlying Currency Pairs, calculated as follows:

Final Basket Value = 1 +	(CR1 + CR2 + CR3)
3

where:

CR1 = the currency return for the Brazilian real/U.S. dollar Underlying Currency Pair;

CR2 = the currency return for the Indian rupee/U.S. dollar Underlying Currency Pair;

CR3 = the currency return for the Korean won/U.S. dollar Underlying Currency Pair.

With respect to each Underlying Currency Pair, the currency return is calculated as follows:

initial exchange rate – final exchange rate
initial exchange rate

Some of the defined terms we use in this Term Sheet differ from the defined terms we use in the accompanying Product Supplement. In this Term Sheet we refer to Initial Basket Value, Final Basket Value, Basket Return and the Currency Return.  These definitions supersede the corresponding definitions (Initial Value, Final Value, Underlying Return and Component Return) set forth in the accompanying Product Supplement.

Accordingly, if the Reference Currencies, in the aggregate, strengthen relative to the U.S. dollar, your return on the Notes will increase.  Conversely, if the Reference Currencies, in the aggregate, weaken against the U.S. dollar over the term of the Notes you will be entitled to receive only the principal amount of $1,000 per Note.  In such a case, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

How are the initial exchange rate and the final exchange rate determined?

The initial exchange rate for each Underlying Currency Pair will be equal to the spot rate of such Underlying Currency Pair on the pricing date.  The final exchange rate for each Underlying Currency Pair will be equal to the spot rate of such Underlying Currency Pair on the determination date.

On any trading day, the spot rate for the Brazilian real/U.S. dollar Underlying Currency Pair will be the spot exchange rate, expressed as the number of Brazilian reais per one U.S. dollar as reported by Reuters on the Reuters page BRFR offer side, or any substitute Reuters page, at approximately 6:00 p.m., São Paulo, Brazil time on such trading day.

On any trading day, the spot rate for the Indian rupee/U.S. dollar Underlying Currency Pair will be the spot exchange rate, expressed as the number of Indian rupees per one U.S. dollar as reported by Reuters on the Reuters page RBIB, or any substitute Reuters page, at approximately 12:30 p.m., Mumbai, India time on such trading day.

On any trading day, the spot rate for the Korean won/U.S. dollar Underlying Currency Pair will be the spot exchange rate, expressed as the number of Korean won per one U.S. dollar as reported by Reuters on the Reuters page KFTC18, or any substitute Reuters page at approximately 3:00 p.m., Seoul, Korea time on such trading day.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

Because the spot rate for each Underlying Currency Pair is expressed as the number of the applicable Reference Currency units per one U.S. dollar, if the Reference Currency appreciates (strengthens) relative to the U.S. dollar the applicable spot rate will decrease; conversely, if the Reference Currency depreciates (weakens) relative to the U.S. dollar the applicable spot rate will increase.

Can you give me examples of the payment I will receive at maturity depending on the performance of the Underlying Basket?

Example 1 (all three Reference Currencies strengthen against the U.S. dollar)

If, in a hypothetical example, the participation rate was 235% and on the determination date the currency return for the Brazilian real/U.S. dollar Underlying Currency Pair was 12% (CR1 = .12), the currency return for the Indian rupee/U.S. dollar Underlying Currency Pair was 10% (CR2 = .10), and the currency return for the Korean won/U.S. dollar Underlying Currency Pair was 8% (CR3 = .08), then the Final Basket Value and the basket return would be calculated as follows:

Final Basket Value = 1 +	CR1 + CR2 + CR3
3
or
1 +	(.12) + (.10) + (.08)	= 1.10
3

basket return =	Final Basket Value – Initial Basket Value
Initial Basket Value
           or
1.10 – 1.00	= 10.00%
1.00

In this hypothetical example, the basket return is 10.00%.  Therefore, the supplemental redemption amount will be calculated as:

$1,000 x the participation rate x the basket return

or

$1,000.00 × 235% × 10% = $235.00

As a result, you would receive at maturity the principal amount of $1,000 plus $235.00, for a total payment of $1,235.00 per Note. In this case, the basket return was 10.00% but you would have received a return on your initial principal investment of 23.50% over the term of the Notes because you benefit from a percentage of the basket return equal to the participation rate of 235%.

Example 2 (all three Reference Currencies weaken against the U.S. dollar)

If, in a hypothetical example, the participation rate was 235% and on the determination date the currency return for the Brazilian real/U.S. dollar Underlying Currency Pair was -14% (CR1 = -.14), the currency return for the Indian rupee/U.S. dollar Underlying Currency Pair was -11% (CR2 = -.11), and the currency return for the Korean won/U.S. dollar Underlying Currency Pair was -8% (CR3 = -.08), then the Final Basket Value and the basket return would be calculated as follows:

Final Basket Value = 1 +	CR1 + CR2 + CR3
3
                                                  or

1 +	(-.14) + (-.11) + (-.08)	= .89
3

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

Basket Return =	Final Basket Value – Initial Basket Value
Initial Basket Value
                                                   or
.89 – 1.00	= -11.00%
1.00

       In this hypothetical example, the basket return is -11.00%.  Because the basket return is negative you would not be entitled to receive the supplemental redemption amount.  Instead, at maturity you would receive $1,000 for each $1,000 principal amount Note.  In such a case, you would not have received any return on your investment and you would not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

Example 3 (two of the Reference Currencies strengthen against the U.S. dollar while one weakens)

If, in a hypothetical example, the participation rate was 235% and on the determination date the currency return for the Brazilian real/U.S. dollar Underlying Currency Pair was 10% (CR1 = .10), the currency return for the Indian rupee/U.S. dollar Underlying Currency Pair was 16% (CR2 = .16), and the currency return for the Korean won/U.S. dollar Underlying Currency Pair was -15% (CR3 = -.15), then the Final Basket Value and the basket return would be calculated as follows:

Final Basket Value = 1 +	CR1 + CR2 + CR3
3

                                                   or

1 +	(.10) + (.16) + (-.15)	= 1.04
3

basket return =	Final Basket Value – Initial Basket Value
Initial Basket Value
                                                    or
1.04 – 1.00	= 4.00%
1.00

In this hypothetical example, the basket return is 4.00%.  Therefore, the supplemental redemption amount will be calculated as:

$1,000 x the participation rate x the basket return

$1,000.00 × 235% × 4% = $94.00

As a result, you would receive at maturity the principal amount of $1,000 plus $94.00, for a total payment of $1,094.00 per Note. In this case, the basket return was 4.00% but you would have received a return on your initial principal investment of 9.40% over the term of the Notes because you benefit from a percentage of the basket return equal to the participation rate of 235%.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

Example 4 (two of the Reference Currencies weaken against the U.S. dollar while one strengthens)

If, in a hypothetical example, the participation rate was 235% and on the determination date the currency return for the Brazilian real/U.S. dollar Underlying Currency Pair was -2% (CR1 = -.02), the currency return for the Indian rupee/U.S. dollar Underlying Currency Pair was -15% (CR2 = -.15), and the currency return for the Korean won/U.S. dollar Underlying Currency Pair was 8% (CR3 = .08), then the Final Basket Value and the basket return would be calculated as follows:

Final Basket Value = 1 +	CR1 + CR2 + CR3
3
       or

1 +	(-.02) + (-.15) + (.08)	= .97
3

basket return =	Final Basket Value – Initial Basket Value
Initial Basket Value
      or
.97 – 1.00	= -3.00%
1.00

In this hypothetical example, the basket return is -3.00%.  Because the basket return is negative you would not be entitled to receive the supplemental redemption amount.  Instead, at maturity you would receive $1,000 for each $1,000 principal amount Note.  In such a case, you would not have received any return on your investment and you would not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

These examples are for illustrative purposes only.  It is not possible to predict the exchange rates of the Reference Currencies on the determination date or at any other time during the term of the Notes.

In this Term Sheet, we have provided under the heading “Hypothetical Return Analysis of the Notes at Maturity” additional examples of hypothetical returns of owning the Notes through maturity based on certain assumptions, including hypothetical final exchange rates of the Underlying Currency Pairs.

Will I receive any interest payments on the Notes?

No. You will not receive any interest on the Notes.

Do I get all my principal back at maturity?

Subject to the creditworthiness of The Royal Bank of Scotland N.V. as the issuer of the Notes and RBS Holdings N.V. as the guarantor of the issuer’s obligations under the Notes, you will receive at maturity at least $1,000 per $1,000 principal amount Notes, regardless of the basket return on the determination date.

What is the minimum required purchase?

You may purchase Notes in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for Notes?

The Notes will not be listed on any securities exchange. Accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be extremely limited.  You should be willing to hold your Notes until the maturity date.

Although it is not required to do so, we have been informed by our affiliate that when this offering is complete, it intends to make purchases and sales of the Notes from time to time in off-exchange transactions.  If our affiliate does make such a market in the Notes, it may stop doing so at any time.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

In connection with any secondary market activity in the Notes, our affiliate may post indicative prices for the Notes on a designated website or via Bloomberg. However, our affiliate is not required to post such indicative prices and may stop doing so at any time.  Investors are advised that any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.  Investors should contact their brokerage firm for further information.

In addition, the issue price of the Notes includes the selling agents’ commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the profit component that our affiliate has charged in consideration for assuming the risks inherent in managing the hedging of the transactions.  The fact that the issue price of the Notes includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Notes. See “Risk Factors — The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Use of Proceeds” in the accompanying Product Supplement No. 3-III.

What is the tax treatment of the Notes?

You should review carefully the section in the accompanying Product Supplement entitled “U.S. Federal Income Tax Consequences.” The Notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments” the predominant currency of which is the U.S. dollar. Regardless of your method of accounting, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the Notes until maturity. Any income recognized upon a sale, exchange or retirement of the Notes generally will be treated as interest income for U.S. federal income tax purposes.

We will determine the comparable yield for the Notes and will provide that comparable yield, and the related projected payment schedule, in the Pricing Supplement for the Notes, which we will file with the SEC.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount in excess of your principal, if any, that we will pay on the Notes.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided.  Prospective investors should consult their tax advisors regarding this legislation.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

What is the relationship between The Royal Bank of Scotland N.V., RBS Holdings N.V. and RBS Securities Inc.?

     RBS Securities Inc., which we refer to as RBSSI, is an affiliate of The Royal Bank of Scotland N.V. and RBS Holdings N.V.  RBSSI will act as calculation agent for the Notes, and is acting as agent for this offering. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate. See “Risk Factors — Potential Conflicts of Interest between Note Holders and the Calculation Agent” and “Plan of Distribution (Conflicts of Interest)” in the accompanying Product Supplement No. 3-III.

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

RBS Holdings N.V. is the new name of ABN AMRO Holding N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holding N.V. changed its name to RBS Holdings N.V.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Notes referred to herein, and the name changes do not affect any of the terms of the Notes.  The Notes will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of the Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Notes.

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Notes.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

What if I have more questions?

You should read “Description of Notes” in the accompanying Product Supplement No. 3-III for a detailed description of the terms of the Notes.  RBS N.V. has filed a registration statement (including a Prospectus and Prospectus Supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents RBS N.V. has filed with the SEC for more complete information about RBS N.V. and the offering of the Notes.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

RISK FACTORS

You should carefully consider the risks of the Notes to which this Term Sheet relates and whether these Notes are suited to your particular circumstances before deciding to purchase them. It is important that prior to investing in these Notes you read the Product Supplement No. 3-III related to such Notes and the accompanying Prospectus and Prospectus Supplement to understand the actual terms of and the risks associated with the Notes.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

Market Risk

The Notes do not pay any interest.  The rate of return, if any, will depend on the performance of the Underlying Basket.  If the basket return is zero or negative, you will be entitled to receive only the principal amount of $1,000 per Note at maturity.  In such a case, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

Credit Risk

The Notes are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company.  As a result, investors in the Notes assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Notes.  This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Notes, you could lose some or all of your initial principal investment. Any obligations or Notes sold, offered, or recommended are not deposits of RBS N.V. and are not endorsed or guaranteed by any bank or thrift, nor are they insured or guaranteed by the FDIC or any governmental agency.

Liquidity Risk

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and information regarding independent market pricing of the Notes may be very limited or non-existent. The value of the Notes in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

It is important to note that many factors will contribute to the secondary market value of the Notes, and you may not receive your full principal back if the Notes are sold prior to maturity.  Such factors include, but are not limited to, time to maturity, currency exchange rates, volatility and interest rates.

In addition, the price, if any, at which our affiliate or another party is willing to purchase Notes in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions, discounts or mark-ups paid with respect to the Notes, as well as the cost of hedging our obligations under the Notes.

Holdings of the Notes by Our Affiliates and Future Sales

Certain of our affiliates may purchase for investment a portion of the Notes that has not been purchased by investors in a particular offering of Notes, which initially they intend to hold for investment purposes. As a result, upon completion of such an offering, our affiliates may own up to 15% of the aggregate principal amount of the Notes.  Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.  For example, our affiliates may attempt to sell the Notes that they had been holding for investment purposes at the same time that you attempt to sell your Notes, which could depress the price, if any, at which you can sell your Notes.  Moreover, the liquidity of the market for the Notes, if any, could be substantially reduced as a result of our affiliates holding the Notes. In addition, our affiliates could have substantial influence over any matter subject to consent of the security holders.

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.  We and our affiliates may carry out hedging activities that minimize our risks related to the Notes, including trading in the Reference Currencies or the U.S. dollar, or related options contracts or instruments.  In particular, on or prior to the date of this Term Sheet, we, through our affiliates, may

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

have hedged our anticipated exposure in connection with the Notes by taking positions in the Reference Currencies or the U.S. dollar, options contracts on the Reference Currencies or the U.S. dollar listed on major securities markets, and/or other instruments that we deemed appropriate in connection with such hedging. Any of these activities could affect the value of the Reference Currencies and/or the U.S. dollar and, therefore, the value of the Notes.

The Notes Are Bearish on the U.S. Dollar

The basket return of the Underlying Basket will be positive only if the value of the U.S. dollar declines or weakens relative to the Reference Currencies in the aggregate over the term of the Notes.  If the U.S. dollar appreciates or strengthens relative to the Reference Currencies in the aggregate over the term of the Notes, the payment at maturity, and therefore the market value, of the Notes will be adversely affected.

The Notes Are Subject to Currency Exchange Risk

Fluctuations in the spot rates of the Underlying Currency Pairs will affect the value of the Notes.  The spot rates of the Underlying Currency Pairs are the result of the supply of, and the demand for, those currencies. Changes in the spot rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the countries of the Reference Currencies and the United States, including economic and political developments in other countries. Of particular importance to potential currency exchange risk are existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the countries of the Reference Currencies and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries, including the countries of the Reference Currencies, the United States and other countries important to international trade and finance.

Investment in the Notes is Not the Same as a Direct Investment in Any Reference Currency.

An investment in the Notes is not the same as a direct investment any reference currency.  This is due both to the method of calculating your payment at maturity and to the fact that the spot rates are based on a single point in time and therefore do not necessarily reflect rates at which an actual transaction has occurred. Consequently, the return on the Notes could be less than a direct investment in the reference currencies relative to the U.S. dollar.

The Liquidity, Trading Value and Amounts Payable under the Notes Could Be Affected by the Actions of the Governments of the Originating Nations of the Reference Currencies and the United States

Foreign exchange rates can either be fixed by sovereign governments or floating.  Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the value of other currencies.  However, governments do not always allow their currencies to float freely in response to economic forces.  Governments use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the trading value of their respective currencies.  They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  Unless such an event constitutes a market disruption event, there will be no adjustment or change in the terms of the Notes in the event that floating exchange rates should become fixed, in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, in the event of the issuance of a replacement currency, or in the event of other developments affecting the Reference Currencies and/or the U.S. dollar.

A Global Financial Crisis Can Be Expected to Heighten Currency Exchange Risks

In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments the currencies of which are major world currencies, have recently made, and may be expected to continue to make, significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the spot rates of the Underlying Currency Pairs.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and the return on your investment in the Notes at maturity.

The Underlying Basket Is Subject to an Increased Risk of Significant Adverse Fluctuations Because It Consists Entirely of Emerging Markets Currencies

The Notes are linked to the performance of an Underlying Basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the Reference Currencies relative to the U.S. dollar as the Underlying Basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the Notes.

Changes in the Value of the Reference Currencies May Offset Each Other

Because the performance of the Underlying Basket is determined by the performance of the Brazilian real, the Indian rupee and the Korean won relative to the U.S. dollar, the Notes will be exposed to currency exchange rate risk with respect to Brazil, India and Korea.  Movements in the spot rates of the Underlying Currency Pairs may not correlate with each other.  At a time when the spot rate of one of the Reference Currencies relative to the U.S. dollar increases, the spot rate of one or more of the other Reference Currencies relative to the U.S. dollar may not increase as much or may decrease.  Therefore, in calculating the Final Basket Value of the Underlying Basket, increases in the spot rates of one or more of the Underlying Currency Pairs may be moderated, or more than offset, by lesser increases or decreases in the spot rates of the remaining Underlying Currency Pairs.  For example, in calculating the Final Basket Value of the Underlying Basket, an increase in the spot rate of the Brazilian real relative to the U.S. dollar may be moderated, or more than offset by, lesser increases or decreases in the spot rate of the Indian rupee relative to the U.S. dollar.

Even Though the Reference Currencies Are Traded Around-the-Clock, the Notes Will Not Be So Traded

The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the Notes, if any trading market develops, will not conform to the hours during which the Reference Currencies are traded. To the extent that U.S. markets are closed while markets for other currencies remain open, significant price and rate movements may take place in the foreign exchange markets that will not be reflected immediately in the market price of the Notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies, which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

Changes in Interest Rates May Affect the Market Price of the Notes

Changes in interest rates may affect the market price of the Notes.  Because the spot rates used to determine the basket return are expressed as the number of units of the applicable Reference Currency per one unit of the U.S. dollar, the Notes are bullish on the Reference Currencies relative to the U.S. dollar (i.e., the payment at maturity will increase if the Reference Currencies appreciate in value relative to the U.S. dollar).  As a result, if interest rates in the United States increase, the market price of the Notes may decrease.  This is because the higher interest rates may result in capital inflows to the United States, which would tend to strengthen the U.S. dollar.  A stronger U.S. dollar buys more units of the applicable Reference Currency which means that the value of the Reference Currency declines relative to the U.S. dollar.  Since the Notes are bullish on the Reference Currencies relative to the U.S. dollar, a decline in the value of the Reference Currencies would tend to cause the market price of the Notes to decline.  Conversely, if interest rates of the United States decrease, the market price of the Notes may tend to increase.  Of course, there can be no guarantee that events will follow the above scenarios.

Interest rates may affect the economies of the countries issuing the Reference Currencies and the United States, and, in turn, the spot rates for the Underlying Currency Pairs.  Prior to maturity, the impact of interest rate changes in the countries issuing the Reference Currencies and the United States may either offset or magnify each other.  For example, with respect to an Underlying Currency Pair, one country may raise interest rates while another lowers interest rates or all countries may simultaneously raise or lower interest rates.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

For the avoidance of doubt, this risk factor supersedes the risk factor set forth under “Risk Factors—Risks Related to an Underlying Currency Pair—Changes in Interest Rates May Affect the Market Value of the Notes” in the accompanying product supplement No. 3-III.

Suspension or Disruptions of Market Trading in Reference Currencies May Adversely Affect the Value of the Notes

The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the Reference Currencies and/or the U.S. dollar and, therefore, the value of the Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

HYPOTHETICAL RETURN ANALYSIS OF THE NOTES AT MATURITY

The following table illustrates potential return scenarios on a Note that is held to maturity by an investor who purchases the Note on the original issue date.  These examples are based on various assumptions, including hypothetical values of the Underlying Basket, set forth below.  We cannot, however, predict the value of the Underlying Basket on the determination date or at any other time during the term of the Notes.  Therefore, the hypothetical examples set forth in the table below are for illustrative purposes only and the returns set forth may not be the actual returns applicable to a holder of the Notes.  Moreover, the Underlying Basket may not appreciate or depreciate over the term of the Notes in accordance with any of the hypothetical examples below, and the size and frequency of any fluctuations in the value of the Underlying Basket over the term of the Notes, which we refer to as the volatility of the Underlying Basket, may be significantly different than the volatility implied by any of these examples.

Assumptions
Initial Basket Value:	1.00
Term of the Notes:	4 Years
Principal Amount per Note	$1,000
Participation Rate:	235%

Hypothetical Final Basket Value(a)	Hypothetical Basket Return(b)	Supplemental Redemption Amount(c)	Hypothetical Total Return on each Note Total Return
			$(d) (e)	%(f)
1.45	45.00%	$1,057.50	$2,057.50	105.75%
1.40	40.00%	$ 940.00	$1,940.00	94.00%
1.35	35.00%	$ 822.50	$1,822.50	82.25%
1.30	30.00%	$ 705.00	$1,705.00	70.50%
1.25	25.00%	$ 587.50	$1,587.50	58.75%
1.20	20.00%	$ 470.00	$1,470.00	47.00%
1.15	15.00%	$ 352.50	$1,352.50	35.25%
1.10	10.00%	$ 235.00	$1,235.00	23.50%
1.05	5.00%	$ 117.50	$1,117.50	11.75%
1.03	2.50%	$ 58.75	$1,058.75	5.88%
1.01	1.00%	$ 23.50	$1,023.50	2.35%
1.00	0.00%	$ 0.00	$1,000.00	0.00%
0.95	-5.00%	$ 0.00	$1,000.00	0.00%
0.90	-10.00%	$ 0.00	$1,000.00	0.00%
0.85	-15.00%	$ 0.00	$1,000.00	0.00%
0.80	-20.00%	$ 0.00	$1,000.00	0.00%
0.60	-40.00%	$ 0.00	$1,000.00	0.00%
0.40	-60.00%	$ 0.00	$1,000.00	0.00%
0.20	-80.00%	$ 0.00	$1,000.00	0.00%
0.00	-100.00%	$ 0.00	$1,000.00	0.00%

See footnotes on next page

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

(a)	The Final Basket Value is one plus the sum of the weighted returns of the Underlying Currency Pairs, calculated as follows:

Final Basket Value = 1 +	(CR1 + CR2 + CR3)
3
where

CR1 = the currency return on Brazilian real/U.S. dollar Underlying Currency Pair;

CR2 = the currency return on Indian rupee/U.S. dollar Underlying Currency Pair;

CR3 = the currency return on Korean won/U.S. dollar Underlying Currency Pair.

With respect to each Underlying Currency Pair, the currency return is calculated as follows:

initial exchange rate – final exchange rate
initial exchange rate

Some of the defined terms we use in this Term Sheet differ from the defined terms we use in the accompanying Product Supplement. In this Term Sheet we refer to Initial Basket Value, Final Basket Value, Basket Return and the Currency Return.  These definitions supersede the corresponding definitions (Initial Value, Final Value, Underlying Return and Component Return) set forth in the accompanying Product Supplement.

(b)	The basket return is the percentage change in the value of the Underlying Basket, calculated as follows:

final basket value – initial basket value
initial basket value

(c)	The supplemental redemption amount is a cash amount determined only when the basket return is positive. The supplemental redemption amount for each $1,000 principal amount Note is equal to:

 $1,000 × the participation rate × the basket return.

The participation rate is 235%.

(d)	At maturity you will receive, for each $1,000 principal amount Note, a cash payment calculated as follows:

•	if the basket return is positive, $1,000 plus the supplemental redemption amount; and

•	if the basket return is 0% or negative, $1,000.

Consequently, if the basket return is 0% or negative, you will receive no return on your investment and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

(e)
The total return presented is exclusive of any tax consequences of owning the Notes. You should consult your tax advisor regarding whether owning the Notes is appropriate for your tax situation. See the sections titled “Risk Factors” in this Term Sheet and the accompanying Product Supplement No. 3-III and “United States Federal Taxation” and “Taxation in the Netherlands” in the accompanying Prospectus Supplement.

(f)	Represents the percentage total return on each Note.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

DESCRIPTION OF THE EXCHANGE RATES OF THE REFERENCE CURRENCIES

The exchange rates used to calculate the basket return are the spot rates for conversion of each of the Reference Currencies into U.S. dollars, expressed as the number of units of Reference Currency per one U.S. dollar.  The spot rates are foreign exchange spot rates that measure the relative values of the U.S. dollar as compared to each of the Reference Currencies.  The spot rate increases numerically as a Reference Currency weakens relative to the U.S. dollar because it takes more units of the Reference Currency to buy one U.S. dollar.  Conversely, the spot rate decreases numerically as a Reference Currency strengthens relative to the U.S. dollar because it takes fewer units of the Reference Currency to buy one U.S. dollar.  U.S. dollars and each Reference Currency are traded by all major foreign exchange traders around the world.  We have obtained all information set forth herein on the Reference Currencies and their respective exchange rates from public sources, without independent verification.

The spot rate for each Underlying Currency Pair will be determined by the calculation agent as described above.  In the event of a disruption with respect to any Underlying Currency Pair as described in “Description of Notes — Market Disruption Event” in the accompanying Product Supplement No. 3-III, the spot rate for any such Underlying Currency Pair will be determined for each relevant date as described in “Description of Notes — Determination Date” of the accompanying Product Supplement No. 3-III as provided by this Term Sheet for such Underlying Currency Pair.

Any historical upward or downward trend in any of the exchange rates for any of the Reference Currencies relative to the U.S. dollar during any period shown below is not an indication that the exchange rate is more or less likely to increase or decrease at any time during the term of the Notes.  The historical values of the U.S. dollar relative to each of the Reference Currencies do not indicate future performance of those exchange rates.  We cannot give any assurance that the future levels of the spot rates will result in holders of the Notes receiving a payment amount greater than the principal amount of their Notes on the maturity date.  We do not make any representation to you regarding the change in the value of any of the spot rates of any of the Reference Currencies relative to the U.S. dollar during the term of the Notes or the currency return for any Underlying Currency Pair.

We obtained each of the exchange rates listed below from Bloomberg without independent verification.  The actual spot rates used in the calculation of the basket return will be reported by Reuters.  The actual spot rates on or near the determination date may bear little relation to the historical exchange rates shown below.

The following tables set forth the published high, low and quarter-end closing levels in the interbank market of the exchange rates for each of the Reference Currencies in each calendar quarter from the first quarter in 2005 through April 23, 2010.  Historical performance of these exchange rates does not indicate future performance.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

Historical Data on the Brazilian real exchange rate expressed as the number of Brazilian reais to one U.S. dollar

Period	High	Low	Quarter-End Close
2005
First Quarter	2.7854	2.5525	2.679
Second Quarter	2.68	2.3323	2.3325
Third Quarter	2.5117	2.2085	2.2275
Fourth Quarter	2.4	2.154	2.3355
2006
First Quarter	2.354	2.098	2.164
Second Quarter	2.4035	2.051	2.165
Third Quarter	2.2359	2.122	2.169
Fourth Quarter	2.197	2.1267	2.1364
2007
First Quarter	2.164	2.0312	2.0594
Second Quarter	2.0562	1.8957	1.929
Third Quarter	2.1387	1.8287	1.8336
Fourth Quarter	1.87	1.7269	1.78
2008
First Quarter	1.8392	1.6592	1.7519
Second Quarter	1.757	1.5878	1.6037
Third Quarter	2.0014	1.5545	1.9046
Fourth Quarter	2.6202	1.896	2.3145
2009
First Quarter	2.4501	2.1591	2.3228
Second Quarter	2.3163	1.9093	1.9518
Third Quarter	2.0277	1.7638	1.767
Fourth Quarter	1.8067	1.6968	1.7445
2010
First Quarter	1.8975	1.7155	1.7813
Second Quarter (through April 22, 2010)	1.7813	1.7455	1.7638

You cannot predict the future performance of the Notes, the Underlying Basket or of the Brazilian real based on the historical performance of the Brazilian real.  Neither we nor Holding can guarantee that the value of the Brazilian real will increase such that you will receive an amount at maturity greater than the principal amount of your Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

Historical Data on the Indian rupee exchange rate expressed as the number of Indian rupees to one U.S. dollar

Period	High	Low	Quarter-End Close
2005
First Quarter	44.085	43.305	43.745
Second Quarter	43.845	43.2625	43.485
Third Quarter	44.15	43.13	44.015
Fourth Quarter	46.39	44.0575	45.05
2006
First Quarter	45.135	44.02	44.6225
Second Quarter	46.56	44.55	46.04
Third Quarter	47.045	45.5275	45.8675
Fourth Quarter	45.92	44.165	44.27
2007
First Quarter	44.704	43.0175	43.475
Second Quarter	43.5	40.2712	40.7225
Third Quarter	41.7225	39.61	39.845
Fourth Quarter	39.97	39.1737	39.4125
2008
First Quarter	40.845	39.2057	40.1175
Second Quarter	43.21	39.765	43.04
Third Quarter	47.115	41.8175	46.955
Fourth Quarter	50.605	46.6075	48.8025
2009
First Quarter	52.18	48.1612	50.73
Second Quarter	50.725	46.75	47.905
Third Quarter	49.4525	47.42	48.11
Fourth Quarter	47.915	45.805	46.525
2010
First Quarter	46.8662	44.8838	44.9175
Second Quarter (through April 23, 2010)	44.7313	44.2938	44.54

You cannot predict the future performance of the Notes, the Underlying Basket or of the Indian rupee based on the historical performance of the Indian rupee.  Neither we nor Holding can guarantee that the value of the Indian rupee will increase such that you will receive an amount at maturity greater than the principal amount of your Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

Historical Data on the Korean won exchange rate expressed as the number of Korean won to one U.S. dollar

Period	High	Low	Quarter-End Close
2005
First Quarter	1059.5	989.22	1015.45
Second Quarter	1034.5	994.5	1034.5
Third Quarter	1057	1010.4	1042.4
Fourth Quarter	1062.3	1006.05	1010
2006
First Quarter	1010.5	957.05	971.65
Second Quarter	972.35	927.4	948.7
Third Quarter	967.45	940.2	946.25
Fourth Quarter	967	912.9	929.7
2007
First Quarter	951.95	924.95	940.8
Second Quarter	940.25	922.3	923.9
Third Quarter	953.55	913.02	915.27
Fourth Quarter	947.37	899.69	935.37
2008
First Quarter	1031.4	931.9	990.3
Second Quarter	1057.3	971.35	1046.05
Third Quarter	1230	995.85	1206.85
Fourth Quarter	1524.57	1177.29	1259.55
2009
First Quarter	1597.45	1259.55	1383.1
Second Quarter	1391.55	1225.97	1273.8
Third Quarter	1316.5	1176.57	1178.05
Fourth Quarter	1205.75	1149.4	1164
2010
First Quarter	1178.45	1117.4	1131.3
Second Quarter (through April 23, 2010)	1126.25	1107.55	1110

You cannot predict the future performance of the Notes, the Underlying Basket or of the Korean won based on the historical performance of the Korean won.  Neither we nor Holding can guarantee that the value of the Korean won will increase such that you will receive an amount at maturity greater than the principal amount of your Notes.

THE ROYAL BANK OF SCOTLAND N.V.
Principal Protected Notes Linked to an Equally Weighted Basket Consisting of the Brazilian Real, the Indian Rupee and the Korean Won Relative to the U.S. Dollar

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed RBS Securities Inc. (“RBSSI”) as agent for this offering. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Notes. We will pay RBSSI, in connection with sales of the Notes resulting from a solicitation such agent made or an offer to purchase such agent received, a commission of 2.00% of the initial offering price of the Notes. RBSSI has informed us that, as part of its distribution of the Notes, it intends to reoffer the Notes to other dealers who will sell the Notes. Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the Notes, will purchase the Notes at an agreed discount to the initial offering price of the Notes. RBSSI has informed us that such discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. You can find a general description of the commission rates payable to the agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying Product Supplement No. 3-III.

RBSSI is an affiliate of ours and RBS Holdings N.V. RBSSI will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate. Following the initial distribution of any of these Notes, RBSSI may offer and sell those Notes in the course of its business as a broker-dealer. RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use this Term Sheet and the accompanying Prospectus, Prospectus Supplement and Product Supplement No. 3-III in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Notes and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI will enter into one or more hedging transactions with us in connection with this offering of Notes. See “Use of Proceeds” in the accompanying Product Supplement No. 3-III.

To the extent that the total aggregate principal amount of the Notes being offered by this Term Sheet is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase a part of the unsold portion, and to hold such Notes for investment purposes. See “Holdings of the Notes by our Affiliates and Future Sales” under the heading “Risk Factors” in this Term Sheet.